12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Announces Final Second Quarter
Production Numbers

Expanded Plant Working Toward Full Capacity in Start-up Phase

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — July18, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that during the second quarter of 2003, its gold mine located in Cangalli, Bolivia processed 89,150 tons of ore with a gold production of 37,841 grams, or 1,217 troy ounces. The average gold grade was .848 grams per cubic meter, or .424 grams per ton. These production figures for the period resulted in a 6% increase in tons processed, and a 4% increase in gold production, over the previous quarter, despite the fact that the plant and mine were being expanded during most of the quarter to the present capacity of 3,500 tpd.

        Golden Eagle completed its plant and mine expansion to a capacity of 3,500 tpd on July 1, 2003, and has operated the plant during that period in its start-up phase. The Cangalli operation has processed up to 3,000 tpd during this start-up, but has also experienced some expected downtime to make adjustments and improvements in operations.

        “We are extremely pleased that we finished the quarter with an increase in production even though we were working on our plant and mine expansion at the same time,” stated Terry C. Turner, Golden Eagle’s President and CEO. “We are excited in anticipation of further increased production as our expanded plant comes up to its full capacity over the course of the next several weeks. We are making good progress.”

        Golden Eagle projects that once its Cangalli operation is processing at full capacity, that operation will cross the break-even point and become profitable.

        Eagle E-mail Alerts: Over 2,100 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

        Golden Eagle International, Inc. is a gold exploration and mining companylocated in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past six years, as well as having provided for the educational needs of the students in the area during its exploration stage. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” and other terms denoting future possibilities, are forward-looking statements in accordance with the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

_________________

Back to 8-K